Exhibit 99.1

August 6, 2008

Mr. Lynn A. Nagorske

1040 Tonkawa Road

Orono, MN 55356

Re:  Terms of Separation/Benefits

Dear Lynn:

Following are the terms of our agreed-upon arrangements under which your employment with TCF will cease, and a description of the benefits that TCF will be providing to you under your employment agreement and TCF’s various compensation and benefit plans.  If you have any questions concerning these arrangements, please contact me.

1.             On July 26, 2008, the TCF Financial Corporation Board of Directors elected William A. Cooper to succeed you as TCF’s Chief Executive Officer.  This action constitutes “good reason” for your employment termination under section 4(c) of your Employment Agreement dated January 1, 2008 (the “Agreement”).  We acknowledge that your employment has been terminated for good reason under the Agreement.  This letter will satisfy the notice provisions under the Agreement, and we decline the opportunity to cure.

2.             Within thirty days of the date hereof, you will be paid, in a lump sum, an amount determined under paragraph 4(f) of the Agreement.  Your medical and other benefits will be continued as described in paragraph 4(f)(ii) of the Agreement.  If 2008 performance bonuses would be earned when 2008 results are reported, you will be paid a pro-rata (7/12ths) portion when the amount of such bonus, if any, is paid.  All payments made to you will be subject to appropriate withholding in a manner consistent with the Company’s customary practices.

3.             The Board’s Compensation Committee has approved treating your employment termination as a retirement for purposes of vesting restricted stock that has been earned as of your termination date.  You will retain the portion of restricted stock that was earned under the TCF Financial Incentive Stock Program and your Restricted Stock Agreement dated January 23, 2006.  No other stock will be earned under the terms of your restricted stock grants.  The restricted shares will continue to be non-transferable until January 31, 2011.

4.             The Board’s Compensation Committee has approved treating your employment termination as a retirement for purposes of partial vesting of stock option awards.  As a result, you will be allowed partial vesting of stock options granted under the TCF Incentive Stock Program and your Nonqualified Stock Option Agreement dated January 21, 2008.

5.             Your benefits for each of the following plans will be paid in accordance with the plan documents and the elections you have made:  Executive Deferred Compensation Plan, Employee Stock Purchase Plan (“ESPP”), ESPP SERP, Cash Balance Pension Plan and related SERP, and Nationwide Annuity in lieu of prior pension plan.

6.             Other personal benefits, perquisites, or property that has been provided to you, such as your company car, will be returned or relinquished, to the extent not done so prior to this date, in accordance with TCF’s normal policies.  You will also continue to receive reimbursement for the reasonable cost of tax preparation assistance for 2008.

7.             In connection with the termination of your employment, you are hereby resigning from the TCF Financial Corporation Board of Directors and from the boards and as an officer of other TCF companies effective the date hereof.  You hereby advise us that your resignation is not because of a disagreement with TCF.

8.             The Company acknowledges and agrees that the indemnification accorded to directors and officers of the Company under Articles 12 and 13 of the Company’s Restated Certificate of Incorporation will continue to be available to you notwithstanding the termination of your employment and your resignation as an officer and director of the Company and other TCF companies.

9.             TCF will reimburse you for reasonable legal and accounting fees incurred in reviewing these arrangements.

Please confirm your receipt of this letter and your acceptance of these terms by signing the enclosed copy of this letter and returning it to me.

Very truly yours,

/s/ Ralph Strangis
Ralph Strangis
Chairman, Compensation Committee
TCF Financial Corporation
Board of Directors

Accepted and Agreed:	/s/ Lynn A. Nagorske
Lynn A. Nagorske